Exhibit 10.51

SECURED PROMISSORY NOTE

RAZORBACK I, LLC

DUE APRIL 15, 2024

Original Issue Date: April 19, 2023	$300,000.00

FOR VALUE RECEIVED, RAZORBACK I, LLC, a Texas Limited Liability Company (the “Borrower”) with a mailing address of P.O. Box 540308, Dallas, Texas 75354, promises to pay to the order of MICHAEL A. McMANUS, a natural person (the “Holder”) with a mailing address of 265 Coconut Place, Vero Beach, Florida 32963, the principal sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (one-half of the “Principal Amount”), and promises to pay to the order of GARY C. EVANS, a natural person (the “Holder”) with a mailing address of P.O. Box 540308, Dallas, Texas 75354, the principal sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (one-half of the “Principal Amount”) in lawful currency of the United States, subject to the terms and conditions set forth in this Secured Promissory Note (the “Note”). Mr. McManus and Mr. Evans are jointly referred to as Holders (“Holders”).

This Note together with the Pledge Agreement (as defined below) and all other promissory notes, pledge agreements, guaranties, deeds of trust, security agreements, affidavits, and other instruments, documents and agreements executed and delivered by Borrower pursuant to or in connection with this Agreement and any future amendments hereto or thereto shall constitute the “Loan Documents”. The proceeds received from this note will be utilized to acquire a 2.21± acre parcel of land located at 111 Cherry Street, Monticello, Arkansas.

Article I.

Section 1.01  Payments and Conversion.

(a) The entire Principal Amount and all accrued and unpaid interest thereon (collectively, the “Obligations”) shall be due and payable in full without setoff, deduction or counterclaim on April 15, 2024 (the “Maturity Date”). Accrued interest through the end of each fiscal quarter shall be due and payable on July 15, 2023, October 15, 2023, January 15, 2024, and April 15, 2024.

(b) Notwithstanding to the contrary, all outstanding principal and all accrued and unpaid interest hereunder shall be due and payable in full at the Maturity Date. In addition, the Holders shall each have the option to convert the then outstanding balance of principal and interest under this Note into restricted shares of the Borrower’s Common Stock at a conversion price equal to $0.30 per share of Common Stock.

(c) From the Original Issue Date until the indefeasible payment and performance in full of all Obligations, interest shall accrue on the principal balance at a rate equal to the lesser of (a) twelve percent (12.00%) per annum, calculated on a basis of 365-day year, and (b) the Highest Lawful Rate (the “Interest Rate”). For purposes of this Note, “Highest Lawful Rate” means the maximum non-usurious rate of interest permitted by applicable federal or Texas law from time to time. All matured and past due amounts under this Note shall bear interest at the Highest Lawful Rate. All payments shall be applied first to accrued but unpaid interest and then to principal.

Section 1.02  Absolute Obligation/Ranking.

(a) This Note is a direct debt obligation of the Borrower. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

(b) Unless waived by the holders of a majority of the aggregate outstanding principal amount of the Note, and all other Notes now or hereafter issued, this Note shall rank senior to all existing indebtedness of the Borrower, and will rank senior to all future indebtedness of the Borrower except for trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practices.

Section 1.03  Pre-Payment.  This Note may be prepaid, in whole or in part, at any time prior to the Maturity Date without penalty as to principal, upon thirty (30) days written notice to Holders and interest shall immediately cease on all amounts so prepaid; All prepayments to principal shall be applied to principal in the inverse order of its stated maturity

Section 1.04 Collateral; Other Rights.

(a) The obligations of the Borrower to the Holders under this Note shall be contractually secured by the Borrower as more fully set forth in the Pledge Agreement associated with this Note.

(b) In addition to the rights and remedies given by this Note, the Holders shall have all those rights and remedies allowed by applicable laws. The rights and remedies of the Holders are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others.

(c) In addition to the rights and remedies given by this Note, and all those rights and remedies allowed by applicable laws, pursuant to that certain Pledge Agreement (“Pledge Agreement”), the Holders shall have the right to a pledge of the 100% ownership interest in Razorback I, LLC, as listed on Exhibit A attached hereto.

(d) In addition to the rights and remedies given by this Note, by all those rights and remedies allowed by applicable laws, the Holders shall have a first lien on the Collateral.

Article II.

Section 2.01  Events of Default.  Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a) failure by the Borrower to pay any amount when due hereunder on any other Loan Document;

(b) the Borrower or any subsidiary of the Borrower shall: (i) make a general assignment for the benefit of its creditors; (ii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (iii) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (iv) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (v) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (vi) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(c) any case, proceeding or other action shall be commenced against the Borrower or any subsidiary of the Borrower for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 2.01(b) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Borrower, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Borrower, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(d) any material breach by the Borrower of any of its representations or warranties contained in this Note; or

(e) any default other than a payment default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Borrower under this Note, which is not cured within fifteen (15) days after receipt of written notice thereof.

The cure period referenced in (d) and (e) above shall not apply to Events of Default which are not capable of being cured and to breaches of negative covenants.

(f) any event of default by the Borrower shall have occurred and be continuing beyond all grace and/or cure periods or assert the invalidity thereof prior to payment in full of all amounts payable under this Note.

Section 2.02 If any Event of Default occurs, the full principal amount of this Note, together with interest and any other amounts due and owing in respect thereof, to the date of the Event of Default shall become, at the Holders’ elections, immediately due and payable and the Holders hereof shall have the right to foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by Holders to Borrower. In all events, interest shall accrue through the date of payment. The Holders need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holders may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holders at any time prior to payment hereunder and the Holders shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Article III.

Section 3.01 Negative Covenants. So long as this Note shall remain in effect and until all outstanding principal and interest and all fees and all other expenses or amounts payable under this Note have been paid in full, unless the holders of a majority of the aggregate unpaid principal amount of the Note shall otherwise consent in writing (such consent not to be unreasonably withheld), the Borrower shall not:

(a) Senior or Pari Passu Indebtedness.  Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari-passu with, the obligations under this Note and (other than trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practices).

(b) Liens.  Create, incur, assume or permit to exist any lien on any Collateral (as such term is defined in this Note, now owned or hereafter acquired and owned by it or on any income or revenues or rights in respect thereof, except:

(i) liens on Collateral of the Borrower existing on the date hereof, provided that such liens shall secure only those obligations which they secure on the date hereof;

(ii) any lien created under this Note;

(iii) any lien existing on any Collateral prior to the acquisition thereof by the Borrower, provided that

1) such lien is not created in contemplation of or in connection with such acquisition and

(iv) liens for taxes, assessments and governmental charges; and

(v) any lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings,

(vi) liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Borrower shall have set aside on its books adequate reserves with respect to such judgment or award.

(c) Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.

(d) Limitation on Certain Payments and Prepayments.

(i) Pay in cash any amount in respect of any indebtedness or preferred stock that may at the obligor’s option be paid in kind or in other securities; or

(ii) Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any indebtedness of the Borrower, other than indebtedness under this Note. For avoidance of doubt, nothing in the Section shall be deemed to prevent or limit the Borrower from paying accounts payable and accrued liabilities.

(a) Amendments. Amend, modify or limit any terms of this Note or assert the invalidity of this Note.

Article IV.

Section 4.01  Section 4.01 Spreading. Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Highest Lawful Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Borrower

Section 4.02 Notice. All notice and other communications hereunder which are required or permitted under this Note will be in writing and shall be deemed effectively given to a party by (a) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., Dallas, Texas time, on a business day, or the next business day after the date of transmission, if such notice or communication is delivered on a day that is not a business day or later than 5:00 P.M., Dallas, Texas time, on any business day; (b) seven days after deposit with the United States Post Office, by certified mail, return receipt requested, first-class mail, postage prepaid; (c) on the date delivered, if delivered by hand or by messenger or overnight courier, addressee signature required (costs prepaid), to the addresses below or at such other address and/or to such other persons as shall have been furnished by the parties:

If to the Borrower:	Razorback I, LLC PO Box 540308 Dallas, Texas 75354 Attention: Gary C. Evans, Manager

If to the Holders:	To the Holders’ addresses set forth in the Recitals to this Promissory Agreement

Section 4.03  Governing Law; Jurisdiction. This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and shall be governed by the laws of the State of Texas, without regard to the conflicts of laws principles thereof. THE PARTIES AGREE THAT THE EXCLUSIVE FORUM AND VENUE FOR ANY ACTION BROUGHT PURSUANT TO THE TERMS OF THIS NOTE, OR IN ANY WAY RELATING TO THIS NOTE, SHALL BE BROUGHT IN DALLAS COUNTY, TEXAS. This Note constitutes a major transaction under Texas Civil Practice and Remedies Code Section 15.020. Each party hereto hereby irrevocably submits to the jurisdiction of the State and Federal Courts in Dallas County, Texas for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Texas Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing herein shall affect the right of the Holders to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 4.04  Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 4.05  Entire Agreement and Amendments.  This Note represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Note may be amended only by an instrument in writing executed by the Borrower and persons holding at least a majority of the principal amount of the Note.

Section 4.06  Cancellation.  After all principal, accrued interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Borrower for cancellation and shall not be reissued.

Section 4.07  Lost, Stolen, Destroyed or Mutilated Notes. In case the Note shall be mutilated, lost, stolen or destroyed, the Borrower shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Borrower of the loss, theft or destruction of such Note or a sworn affidavit with respect thereto.

Section 4.08  Construction; Headings.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

Section 4.09  Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holders otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Borrower or other proceedings affecting Borrower creditors’ rights and involving a claim under this Note, then the Borrower shall pay the costs incurred by the Holders for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

Section 4.10  Waiver of Notice. To the extent permitted by law, Borrower and each surety, guarantor, endorser and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive presentment and demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting and grace, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the Holders. The Holders shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release part or all of the Collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

Section 4.11 The Borrower hereby covenants and agrees that the Borrower will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holders of this Note.

Section 4.12 Balloon Feature. This Note is payable in full when due. At maturity, Borrower must repay the entire principal balance of this Note and unpaid interest then due. Holders are under no obligation to refinance this Note at that time. Borrower will, therefore, be required to make payment out of other assets that Borrower may own or Borrower will have to find a lender, which may be Holders, willing to lend Borrower the money. If Borrower refinances this loan at maturity, Borrower will have to pay some or all of the closing costs normally associated with a new loan even if Borrower obtains refinancing from Holders.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Borrower have executed this Note as of the date first written above.

BORROWER:

RAZORBACK I, LLC

By:	/s/ Gary C. Evans
Gary C. Evans, Chairman of the Board, President, and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

MICHAEL A. McMANUS

By	/s/ Michael A. McManus
Michael A. McManus

ACKNOWLEDGED AND AGREED:

GARY C. EVANS

By:	/s/ Gary C. Evans
Gary C. Evans

EXHIBIT A

Collateral: The collateral for this note consists solely of the 100% ownership of Razorback I, LLC. This entity will be the owner of the real estate acquired representing a 2.21± acre parcel of land located at 111 Cherry Street, Monticello, Arkansas.